Exhibit 10.20

THE McGRAW-HILL COMPANIES, INC.
EMPLOYEE RETIREMENT ACCOUNT PLAN SUPPLEMENT1

ARTICLE I

PURPOSE

          The principal purpose of The McGraw-Hill Companies, Inc. Employee Retirement Account Plan Supplement (the “Plan”) is to provide selected employees of The McGraw-Hill Companies, Inc. (the “Company”) and its subsidiaries (hereinafter referred to collectively as the “Employers”), with retirement benefits which would have been provided under the Employee Retirement Account Plan of The McGraw-Hill Companies, Inc. (“ERAP”) except for the limitations imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), and which are payable in certain circumstances to Participants in certain of the severance plans of the Company.

ARTICLE II

DEFINITIONS

          The following words and phrases as used herein shall have the following meanings:

          (a) “Account” means the account established for each Participant under the Plan.

          (b) “Benefit” means the benefit payable to a Participant or his beneficiary under Article IV of the Plan.

          (c) “Change of Control” means any of the following:

[1]	Including amendments adopted through April 26, 2000.

          (i) The acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

          (ii) Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (as of the Effective Date the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

          (iii) Approval by the shareholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

          (d) “Committee” means the Executive Committee of the Company.

          (e) “Earnings” means all compensation paid by the Employer to an employee for services rendered, including short-term incentive compensation. Earnings shall also include any reductions in compensation made pursuant to The McGraw-Hill Companies, Inc. Flexible Spending Account Plan and the Savings Incentive Plan of The McGraw-Hill Companies, Inc. and its Subsidiaries. For purposes of this Plan, “Earnings” excludes all other executive contingent compensation.

          (f) “Participant” means an employee of an Employer who has been selected to participate in the Plan and includes a Severance Plan Participant.

          (g) “Severance Plan” means the Company’s Management Severance Plan, Executive Severance Plan or Senior Executive Severance Plan.

          (h) “Severance Plan Earnings” means the total amount of salary continuation payments paid to a Severance Plan Participant under Section 5(a) of a Severance Plan (excluding any amount paid in a lump sum in lieu of salary continuation).

          (i) “Severance Plan Participant” means a former employee of an Employer who is entitled to remain an active participant in certain Company-sponsored plans and programs under Section 5(a) of a Severance Plan (and who is not paid a single lump sum payment in lieu thereof).

ARTICLE III

PARTICIPATION

          Section 3.01. Eligibility to Participate. The Committee shall select those employees of the Employers who shall be eligible to participate in the Plan. Any employee who is so selected by the Committee shall become a Participant as of the first day of the month coinciding with or next following his selection.

ARTICLE IV

BENEFITS

          Section 4.01. Credits to Account. (a) As of December 31 of the year beginning on or after the later of (i) January 1 of the year in which the Participant’s participation in the Plan commenced or (ii) January 1, 1992, there shall be credited to the Participant’s Account an amount equal to 5% of the sum of (A) the Participant’s Earnings for such year in excess of the maximum amount of compensation that may be taken into account under ERAP as a result of the limitations of Section 401(a)(17) of the Code for such year and (B) any short-term incentive compensation for such year deferred by the Participant under the Company’s Key Executive Short-Term Incentive Deferred Compensation Plan and (C) any salary earned for such year which is deferred by the Participant under any plan or arrangement of the Employer. Any salary or short-term incentive compensation which is deferred by a Participant shall be excluded from earnings in the year paid to the Participant. No credit with respect to clause (A) of the preceding sentence shall be made to a Participant’s Account with respect to (i) the year in which the Participant ceases to be an employee of the Employers, unless the Participant is eligible for early or normal retirement under the Company’s Employee Retirement Plan, is terminated by an Employer through no fault of his own or has any salary continuation installment due the Participant under a Severance Plan, or (ii) the year after the year in which the Participant ceases to be an employee of the Employers for any reason or ceases to have any salary continuation installment due the Participant under a Severance Plan, if later. No credit with respect to clause (B) of the first sentence of this Section shall be made to a Participant’s Account with respect to any year after the year in which the Participant ceases to be an employee of the Employers for any reason or ceases to have any salary continuation installment due the Participant under a Severance Plan, if later.

          (b) Effective April 26, 2000, an amount shall be credited to a Severance Plan Participant’s Account equal to the amount that would have been credited to such Participant’s account under ERAP had the Participant been eligible to have an employer contribution be made to the Participant’s account under ERAP with respect to such Participant’s Severance Plan Earnings. This amount shall be credited to the Severance Plan Participant’s Account at such time as it would have been credited under ERAP.

          Section 4.02. Additional Credits to Account. An additional amount shall be credited to the Participant’s Account as of

December 31 of each year, commencing with the year following the year in which the initial credit is made to the Account. Such additional amount shall be equal to the product of (i) the balance of the Account as of January l of such year and (ii) the annual rate of return of the SIP Stable Assets Funds for such year. No additional amount shall be credited to the Participant’s Account for any period after December 31 of the year in which the Participant ceases to be an employee of the Employers or ceases to have any salary continuation installment due the Participant under a Severance Plan, if later.

          Section 4.03. Payment of Benefit. The Benefit provided under the Plan shall consist of the balance credited to the Participant’s Account on the date benefit payments under ERAP commence. Payment of the Benefit to a Participant shall be made in a lump sum, within 90 days following the December 31 on which the additional amount is credited to the Participant’s Account under Section 4.02 for the year in which the Participant ceases to be an employee of the Employers or ceases to have any salary continuation installment due the Participant under a Severance Plan, if later. The Benefit provided under this Article shall be paid in accordance with the preceding sentence to the Participant’s beneficiary in the event of the death of the Participant, whether prior to or after commencement of benefits under ERAP, if such beneficiary is entitled to benefits under the provisions of ERAP.

          Notwithstanding anything contained herein to the contrary, an employee who becomes a Participant on or after January 1, 1995 and does not have five years of Continuous Service under ERAP when he ceases to be an employee of the Employers or ceases to have any salary continuation installment due the Participant under a Severance Plan, if later, shall forfeit the balance credited to his Account, unless his employment terminates after his 65th birthday or his death.

          Section 4.04. Payment of Benefits in Event of Change of Control. In lieu of the Benefits payable under Section 4.03, in the event of a Change of Control, each Participant who has not received payment of the Participant’s Benefit shall receive a lump sum payment immediately upon such Change of Control equal to the Benefit to which that Participant is entitled under Section 4.03.

ARTICLE V

MISCELLANEOUS

          Section 5.01. Source of Payment of Benefits. The Benefits provided under the Plan shall be paid by the Employers from their general assets at the time and in the manner provided herein. The Benefits shall not be subject to assignment, pledge, alienation or anticipation by a Participant or his beneficiary.

          Section 5.02. Amendment and Termination. The Board of Directors of the Company or the Committee may cause the Plan to be amended at any time and from time to time, prospectively or retroactively, and the Board of Directors of the Company may terminate the Plan in its entirety at any time; provided, however, that no amendment to the Plan may be made by the Committee which materially increases benefits to Participants. Notwithstanding the foregoing provisions of this paragraph, no amendment or termination shall reduce the Benefit or rights of any Participant except with the written consent of the Participant or other person then receiving such Benefit.

          Section 5.03. Administration. The Committee shall administer the Plan, resolve any ambiguities or inconsistencies, and decide all questions arising in its administration, interpretation or application. Any decision of the Committee shall be conclusive and binding upon all Participants or other persons having or claiming an interest in the Plan.

          Section 5.04. Claims Procedure. The Committee shall provide adequate written notice to any Participant whose claim for Benefits hereunder has been denied, setting forth specific reasons for such denial, written in a manner calculated to be understood by such Participant, and shall afford such Participant a full and fair review of the decision denying the claim, in accordance with the requirements of the Employee Retirement Income Security Act of 1974.

          Section 5.05. Withholding. The Employer shall have the right to deduct from any payment of a Benefit any amount required to satisfy its obligation to withhold federal, state and local taxes.

          Section 5.06. Conditions of Payment of Benefit. Notwithstanding any provision of the Plan to the contrary, the right of a Participant or his beneficiary to receive the Benefit otherwise payable hereunder shall cease upon the discharge of the Participant from employment with the Employer for acts which constitute fraud, embezzlement, or dishonesty.

          Section 5.07. Effective Date. The Plan shall be effective as of December 1, 1989.

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